Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

YELLOW ROADWAY CORPORATION,

YANKEE II LLC

and

USF CORPORATION

Dated as of February 27, 2005

As amended as of May 1, 2005

ARTICLE VI COVENANTS

6.1.	Interim Operations	42
6.2.	Acquisition Proposals	47
6.3.	Information Supplied	49
6.4.	Company Stockholders Meeting	51
6.5.	Filings; Other Actions; Notification; Access	51
6.6.	Access to Information	53
6.7.	Intentionally Omitted	54
6.8.	Affiliates	54
6.9.	Stock Exchange Listing and De-listing	54
6.10.	Publicity	54
6.11.	Employee Benefits/Labor Matters	55
6.12.	Letter of the Company’s Accountants	56
6.13.	Letter of Parent’s Accountants	56
6.14.	Appointment of Additional Director	56
6.15.	Expenses	57
6.16.	Indemnification; Directors’ and Officers’ Insurance	57
6.17.	Other Actions by the Company and Parent	59

ARTICLE VII CONDITIONS

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	60
7.2.	Conditions to Obligations of Parent and Merger Sub	60
7.3.	Conditions to Obligation of the Company	61

ARTICLE VIII TERMINATION

8.1.	Termination by Mutual Consent	61
8.2.	Termination by Either Parent or the Company	62
8.3.	Termination by the Company	62
8.4.	Termination by Parent	63
8.5.	Effect of Termination and Abandonment	63

ARTICLE IX MISCELLANEOUS AND GENERAL

9.1.	Survival	64
9.2.	Modification or Amendment	64
9.3.	Waiver of Conditions	64
9.4.	Counterparts	64
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	64
9.6.	Notices	66

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9.7.	Entire Agreement; NO OTHER REPRESENTATIONS	66
9.8.	No Third Party Beneficiaries	67
9.9.	Obligations of Parent and of the Company	67
9.10.	Severability	67
9.11.	Interpretation; Construction	67
9.12.	Assignment	68
9.13.	Knowledge	68

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INDEX OF DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(d)
Adverse Recommendation Notice	6.2(b)
Affiliates	5.1(o)(v)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(b)(ii)
Amendment Date	Preamble
Articles of Incorporation	2.1
Bankruptcy and Equity Exception	5.1(c)(i)
Cash Consideration	4.1(c)
Certificates	4.2(a)
Change in Company Recommendation	6.2(b)
CIC Agreement	6.11(c)
Closing	1.2
Closing Date	1.2
Code	4.8
Company	Preamble
Company Balance Sheet Date	5.1(f)
Company Board	5.1(c)(ii)
Company Common Stock	4.1(b)
Company Compensation and Benefit Plans	5.1(i)(i)
Company Disclosure Letter	5.1
Company ERISA Affiliate	5.1(i)(i)
Company Health Plan	6.11(a)
Company Material Adverse Effect	5.1(a)
Company Multiemployer Plans	5.1(i)(i)
Company Option	4.11(a)
Company Reports	5.1(e)(i)
Company Stockholder Approval	5.1(c)(i)
Company Stockholders Meeting	6.4
Company Stock Plans	5.1(b)
Company Tax Party	5.1(n)
Confidentiality Agreement	6.2(a)
Constituent Entities	Preamble
Continuing Employees	6.11(a)
Contracts	5.1(d)(ii)
Costs	6.16(a)
Current Premium	6.16(c)
Current Year	6.11(a)
D&O Insurance	6.16(c)
Deemed Per Share Merger Consideration	4.11(a)

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Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenters’ Shares	4.10
Effective Time	1.3
Environmental Law	5.1(l)
ERISA	5.1(i)(i)
Exchange Act	4.1(d)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Exchange Ratio	4.1(c)
Excluded Shares	4.1(b)
GAAP	5.1(e)(i)
Governmental Entity	5.1(d)(i)
Government Antitrust Entity	6.5(d)
Hazardous Substance	5.1(l)
HSR Act	5.1(b)
IFL	5.2(d)(ii)
Indemnified Parties	6.16(a)
IP Rights	5.1(q)(i)
IRS	5.1(i)(ii)(B)
Laws	5.1(j)
Lien	5.1(b)
Merger	Recitals
Merger Consideration	4.1(c)
Merger Sub	Preamble
Morgan Stanley	5.1(c)(ii)
Nasdaq National Market	4.4
Order	7.1(c)
Parent	Preamble
Parent Balance Sheet Date	5.2(g)
Parent Board	5.2(d)(ii)
Parent Closing Price	4.4
Parent Common Stock	4.1(c)
Parent Compensation and Benefit Plans	5.2(j)(i)
Parent Disclosure Letter	5.2
Parent ERISA Affiliate	5.2(j)(i)
Parent Material Adverse Effect	5.2(a)
Parent Multiemployer Plans	5.2(j)(i)
Parent Preferred Stock	5.2(c)
Parent Reports	5.2(f)(i)
Parent Stock Plans	5.2(c)
Parent Tax Party	5.2(n)
Parent Voting Debt	5.2(c)
Past Service	6.11(a)
PBGC	5.1(i)(iv)

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Person	4.2(b)(ii)
Potential Superior Proposal	6.2(a)
Preferred Shares	5.1(b)
Proxy Statement/Prospectus	6.3(a)
Proxy Statement/Prospectus Supplement	6.3(a)
PSU	5.1(b)
Representatives	6.2(a)
Restricted Share	4.11(b)
Rights	5.1(b)
Rights Agreement	5.1(b)
S-4 Registration Statement	6.3(a)
Sarbanes-Oxley Act	5.1(e)(ii)
SARS	5.1(b)
SEC	5.1(d)(iii)
Securities Act	5.1(d)(i)
Share	4.1(c)
Shares	4.1(c)
Stock Consideration	4.1(c)
Subsidiary	5.1(a)
Superior Proposal	6.2(d)
Surviving Entity	1.1
Takeover Statute	5.1(k)
Tax	5.1(n)
Taxable	5.1(n)
Taxes	5.1(n)
Tax Return	5.1(n)
Termination Date	8.2(a)
Termination Fee	8.5(b)
to the Knowledge of Parent	9.13(b)
to the Knowledge of the Company	9.13(a)
Transferee	4.2(b)(iii)
Voting Debt	5.1(b)

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of February 27, 2005 and as amended as of May 1, 2005 (the “Amendment Date”), by and among Yellow Roadway Corporation, a Delaware corporation (“Parent”), Yankee II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and USF Corporation, a Delaware corporation (the “Company”). Merger Sub and the Company are sometimes hereinafter collectively referred to as the “Constituent Entities”.

RECITALS

WHEREAS, the respective boards of directors of each of Parent and the Company and the sole member of Merger Sub have approved the merger of the Merger Sub with and into the Company (the “Merger”) and approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103-3198, at 9:00 A.M. (Eastern Time) on the first business day (the “Closing Date”) following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 257 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Articles of Incorporation and By-Laws of the Surviving Entity

2.1. Articles of Incorporation. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity (the “Articles of Incorporation”), until thereafter amended as provided therein or by applicable Law (as defined in Section 5.1(j)), except that Article Fourth shall be deleted in its entirety and replaced with the following: “The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share (“Common Stock”).”

2.2. By-Laws. The by-laws of the Company as in effect at the time Effective Time shall be the by-laws of the Surviving Entity, until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Officers and Directors of the Surviving Entity

3.1. Directors. Prior to the Effective Time the members of the Board of Directors of the Company shall tender their resignations, effective as of the Effective Time, in writing to Parent. From and after the Effective Time, the persons set forth on Exhibit A-1 attached hereto shall be the Directors of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation.

3.2. Officers. From and after the Effective Time, the persons set forth on Exhibit A-2 attached hereto shall be the officers of the Surviving Entity, with each such person having the offices set forth opposite his or her name, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation.

ARTICLE IV

Effect of the Merger on the Capital Stock and

Membership Interests of the Constituent Entities; Exchange of Certificates

4.1. Effect on Capital Stock and Membership Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) Membership Interests of Merger Sub. Each issued and outstanding membership interest of Merger Sub shall be converted into and become an equivalent fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Entity.

(b) Cancellation of Excluded Shares. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is owned directly or indirectly by the Company as treasury stock or by Parent, Merger Sub or any other wholly owned Subsidiary (as defined in Section 5.1(a)) of Parent and in each case not held on behalf of third parties (such shares, collectively with Dissenters’ Shares (as defined in Section 4.10), the “Excluded Shares”) shall be canceled, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to the provisions of Section 4.4, each share of Company Common Stock, together with the associated Rights (as defined in Section 5.1(b)) (each share of Company Common Stock together with the associated Right, a “Share” or, collectively, “Shares”), issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive:

(x) 0.31584 (the “Exchange Ratio”) fully paid, non-assessable shares of Parent Common Stock (as defined below) (the “Stock Consideration”), and

(y) $29.25 in cash from Parent (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

For purposes of this Agreement, “Parent Common Stock” shall mean the common stock, $1.00 par value per share, of Parent.

(d) Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, combination, issuer exchange offer or other similar transaction, appropriate and proportionate adjustments, if any, to the Stock Consideration and the Exchange Ratio will be made to reflect such reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, combination, issuer exchange offer or similar transaction and all references to the Stock Consideration and Exchange Ratio in this Agreement shall be deemed to be the Stock Consideration and Exchange Ratio as so adjusted. Notwithstanding the foregoing, nothing contained in this Section 4.1(d) shall prohibit Parent from (i) purchasing shares of Parent Common Stock in the open market in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) issuing shares of Parent Common Stock pursuant to the terms of its convertible notes outstanding on the date hereof or (iii) taking shares of Parent Common Stock as payment of withholding and other taxes with respect to the exercise of options or the granting or vesting of restricted stock granted under any Parent Stock Plan (as defined in Section 5.2(c)), and none of such actions shall result in any adjustment to the Stock Consideration or the Exchange Ratio.

4.2. Surviving Entity To Make Certificates Available.

(a) Exchange of Certificates. The Company and Parent shall authorize UMB Bank, N.A. (or such other bank or trust company in the United States as shall be reasonably acceptable to the Company and Parent) to act as the exchange agent hereunder (the “Exchange Agent”). At the Effective Time, Merger Sub shall deposit with the Exchange Agent for the benefit of the holders of certificates, which immediately prior to the Effective Time represented Shares (the “Certificates”), the Cash Consideration, without interest, and certificates representing the shares of Parent Common Stock (such Cash Consideration and shares of Parent Common Stock, together with any dividends or distributions with respect thereto payable as provided in Section 4.3, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 4.1(c) in exchange for outstanding Shares.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration, (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Parent and the Company may specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

(ii) After the Effective Time, upon surrender in accordance with this Section 4.2(b) of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive therefor pursuant to the provisions of this Article IV, certain dividends or other distributions, if any, in accordance with Section 4.3 and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 4.4, and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Shares that are not registered in the transfer records of the Company, payment may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered (the “Transferee”) if such Certificate is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article IV, together with certain dividends or other distributions, if any, in accordance with Section 4.3 and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 4.4. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article IV. For the purposes of this Agreement, the term “Person” or “person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

4.3. Dividends; Transfer Taxes. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock or are payable to the holders of record thereof on or after the Effective Time shall be paid to Persons entitled by reason of the Merger to receive certificates representing Parent Common Stock until such Persons surrender their Certificates, as provided in Section 4.2, and no Cash Consideration or cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.4, until such holder of such Certificate shall so surrender such Certificate. Subject to the effect of applicable Law, there shall be paid to the record holder of the certificates representing such Parent Common Stock (a) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Parent Common Stock and having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the Person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

4.4. No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article IV, and no Parent dividend or other distribution or stock split or combination shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Shares then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Parent Common Stock multiplied by the average of the high and low trading prices of Parent Common Stock on the day before the date of the Closing as reported on the Nasdaq National Market (the “Parent Closing Price”) and rounded to the nearest cent. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Entity to deposit, such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. For purposes of this Agreement, the term “Nasdaq National Market” means the National Association of Securities Dealers, Inc. National Market.

4.5. Return of Exchange Fund.

(a) Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their claim for Parent Common Stock, Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. None of the Company, Parent or the Surviving Entity shall be liable to any holder of Shares for the Cash Consideration, shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(b) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, that, for the two-month period immediately following the Effective Time, such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation,

respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptance of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments will be paid to Parent. Any losses resulting from such investments shall not diminish Parent’s and Merger Sub’s obligation to pay the full amount of the Merger Consideration.

4.6. Further Ownership Rights in Shares. All shares of Parent Common Stock issued, and all Cash Consideration paid, upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections 4.3 or 4.4) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to Shares, subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time which may have been declared or made by the Company on Shares in accordance with the terms of this Agreement.

4.7. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Cash Consideration and the number of shares of Parent Common Stock to which such person is entitled pursuant to Section 4.1 with respect to Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 4.4 and unpaid dividends and distributions on shares of Parent Common Stock to which such holders are entitled pursuant to this Agreement.

4.8. Withholding Rights. Each of the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and Company Options (as defined in Section 4.11) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Shares and Company Options in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

4.9. Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Entity, they shall be canceled and exchanged as provided in this Article IV.

4.10. Dissenters’ Shares. Notwithstanding any provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by holders of such Shares who exercise appraisal rights with respect thereto in accordance with applicable provisions of the DGCL, including, without limitation, Section 262 thereof (the “Dissenters’ Shares”) will not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenters’ Shares will be entitled to receive payment of the appraised value of such Dissenters’ Shares in accordance with those provisions unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights to appraisal and payment under the DGCL, such Dissenters’ Shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Notwithstanding any provision of this Agreement to the contrary, if Parent or the Company abandons or is finally enjoined or prevented from carrying out the Merger and the other transactions contemplated under this Agreement, the right of each holder of Dissenters’ Shares to receive payment of the appraised value of Shares as provided herein shall terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

4.11. Treatment of Stock Options, Restricted Stock and Phantom Stock Awards.

(a) Treatment of Stock Options. Each option to purchase Shares granted under a Company Stock Plan (as defined in Section 5.1(b)) that is outstanding immediately prior to the Effective Time (a “Company Option”) shall become fully vested and fully exercisable at the Effective Time. At the Effective Time, subject to the provisions of Section 4.4, each unexercised Company Option with an exercise price that is less than the Deemed Per Share Merger Consideration (as defined below) shall be cancelled and the holder of such Company Option shall be entitled to receive cash from the Company in an amount equal to (x) the Deemed Per Share Merger Consideration minus the exercise price per Share under the Company Option, multiplied by (y) the number of Shares subject to the Company Option. For purposes of this Section 4.11, the “Deemed Per Share Merger Consideration” shall be equal to the sum of (x) the Cash Consideration plus (y) the Exchange Ratio multiplied by the Parent Closing Price. The Company shall withhold from such cash payment, and pay over to the appropriate taxing authorities, all amounts the Company is required to withhold under federal and, if applicable, state tax laws. At the Effective Time, each Company Option with an exercise price that is equal to or greater than the Deemed Per Share Merger Consideration shall be cancelled and the holder of such Company Option shall not be entitled to receive any consideration for such Company Option. As soon as practicable after the date of this Agreement, the Company Board (as defined in Section 5.1(c)(ii)) and any committee of the Company Board administering the Company Stock Plans shall use their respective reasonable best efforts to take any action necessary to accomplish the foregoing, including obtaining any required consents from any Person.

(b) Treatment of Restricted Stock. Each share of restricted stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Restricted Share”) shall become fully vested and all restrictions relating to such Restricted Shares shall lapse at the Effective Time. As soon as practicable after the date of this Agreement, the Company Board and any committee of the Company Board administering the Company Stock Plans shall use their respective reasonable best efforts to take any action necessary to accomplish the foregoing, including obtaining any required consents from any Person.

(c) Treatment of Phantom Stock. At the Effective Time, each PSU (as defined in Section 5.1(b)) granted under a Company Stock Plan or under another agreement shall become fully vested and the Company shall pay the holder of such PSU a cash amount equal to the Deemed Per Share Merger Consideration multiplied by the number of Shares credited under each PSU. Fractional shares may be deemed credited under the awards. The Company shall withhold from such cash payment, and pay over to the appropriate taxing authorities, all amounts the Company is required to withhold under federal and, if applicable, state tax laws. As soon as practicable after the date of this Agreement, the Company Board and any committee of the Company Board administering the Company Stock Plans shall use their respective reasonable best efforts to take any action necessary to accomplish the foregoing, including obtaining required consents from any Person.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the disclosure letter delivered to Parent by the Company dated as of February 27, 2005 (the “Company Disclosure Letter”) (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided, that any fact or condition disclosed in any section of the Company Disclosure Letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of the Company Disclosure Letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed in such other section of the Company Disclosure Letter notwithstanding the omission of a reference or cross reference thereto) the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (as defined below) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the

Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company’s and its material Subsidiaries’ certificates of incorporation and bylaws or the charter documents, bylaws or similar governing agreements, each as amended to the date of this Agreement and as in full force and effect on the date of this Agreement.

As used in this Agreement, (i) the terms “as of the date hereof,” “as of the date of this Agreement,” “on the date hereof” and “on the date of this Agreement” or similar references to the date of this Agreement shall be deemed to refer to February 27, 2005, (ii) the term “Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and (iii) the term “Company Material Adverse Effect” means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole, excluding such effects resulting from or arising in connection with:

(A) changes that are the result of general economic, capital market, regulatory, political or business conditions or acts of war or terrorism;

(B) changes that are the result of factors generally affecting the industries or markets in which the Company operates to the extent such changes do not disproportionately affect the Company and its Subsidiaries as compared to the typical company operating in such industry or market;

(C) changes in the Company’s relationships with its employees or with any labor organization or other representative of such employees, or any adverse change, effect or circumstance resulting from or arising in connection with any union certification or decertification petition, union authorization campaign, grievance or arbitration proceeding or other labor-related proceeding or litigation, labor strike, slowdown, work stoppage or other labor controversy that is threatened to occur or occurs after the date of this Agreement;

(D) any adverse change, effect or circumstance resulting from entering into this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby;

(E) changes in applicable law, rule or regulations or generally accepted accounting principles or the interpretation thereof after the date of this Agreement; and

(F) any out of pocket expenses (including filing fees and legal expenses specifically with respect to any litigation arising from the transactions contemplated by this Agreement) directly incurred in connection with the transactions contemplated by this Agreement and in accordance with its terms.

(b) Capital Structure. As of the date of this Agreement, the authorized capital stock of the Company consists of 80,000,000 Shares and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). At the close of business on February 24, 2005, 28,389,043 Shares and no Preferred Shares were issued and outstanding. The Company has no Shares or Preferred Shares reserved for issuance, except that, at the close of business on February 24, 2005: (i) 1,361,913 Shares were reserved for issuance by the Company pursuant to Company Options granted under the following plans:

Plan	Shares Reserved
USF 1992 Stock Option Plan	35,800
USF Stock Option Plan for Non-Employee Directors	284,513
USF Long-Term Incentive Plan	1,041,600
USF Employees’ 401(k) Retirement Plan	0
USF Non-Qualified Employee Stock Purchase Plan	0
USF Director’s Compensation Plan	0

(collectively, the “Company Stock Plans”), (ii) 1,830,326 Shares were reserved for issuance pursuant to Company Options not yet granted under the Company Stock Plans, (iii) 9,166 Shares were held by the Company in its treasury and (iv) Preferred Shares were reserved for issuance pursuant to the rights (the “Rights”) under the Amended and Restated Rights Agreement, dated as of January 30, 2004, between the Company and Computershare Investor Services, LLC, as Rights Agent, as amended (the “Rights Agreement”). As of February 24, 2005, the Company had 5,596 phantom stock units (each, a “PSU”) outstanding, each PSU reflecting the value of one Share. The Company has no outstanding stock appreciation rights (“SARS”). Except for the issuance of shares pursuant to Company Options outstanding on February 24, 2005, between February 24, 2005 and the date of this Agreement, the Company has not (i) issued any Shares, Company Options, PSUs or other capital stock or voting or equity securities of the Company or (ii) changed the authorized capital of the Company. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or are outstanding. The Company Common Stock is listed on the Nasdaq National Market. All of the outstanding Shares have been duly authorized and are, and all Shares issuable upon the exercise of Company Options or stock awards will be when issued thereunder, validly issued, fully paid and nonassessable and are not subject to any preemptive rights. Each of the outstanding shares of capital stock or other securities or ownership interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned of record and beneficially by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature (“Lien”) and such shares of capital stock or other securities were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied. Section 5.1(b) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each of such Subsidiaries, as well as the ownership interest of any other Person or Persons in each of such Subsidiaries, and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other corporation, partnership, association, joint venture, limited liability company or other entity, as well as the ownership interest of any other Person or Persons in each such corporation, partnership, association, joint venture, limited liability company or other entity. Except as set forth above and pursuant to the Rights Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”). The Company does not own, directly or indirectly, any voting interest in any Person that may require a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Neither the Company nor any of its Subsidiaries is a party to any stockholder agreement, voting trust or other agreement with respect to the voting of Shares.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such approval at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to (i)

bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, fraudulent conveyance or other similar laws or judicial decisions now or hereafter in effect relating to or affecting creditors’ rights and to general equity principles and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (A) as of February 27, 2005 and as of May 1, 2005, has unanimously (1) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and (2) recommended that the Company’s stockholders adopt this Agreement and (B) has received the written opinions of its financial advisor, Morgan Stanley & Co. Incorporated (“Morgan Stanley”), dated February 27, 2005 and May 1, 2005, to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub. Each director and executive officer of the Company who has a right to vote any Shares has represented to the Company his or her intention as of the date of this Agreement to vote such Shares in favor of the adoption of this Agreement.

(d) Governmental Filings; No Violations; Certain Contracts, Etc.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (C) required to be made with the Nasdaq National Market and (D) state securities and “blue sky” laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the bylaws or the charter documents, bylaws or similar governing agreements of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets or properties of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any agreement, lease, license, contract, note, bond, mortgage, indenture, arrangement or other obligation that is not otherwise terminable by the other party thereto on 60 days’ or less notice (“Contracts”) binding upon the Company or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of such Contracts except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(iii) Each oral or written material contract required to be filed by the Company pursuant to Item 601(a) of SEC Regulation S-K as of the date of this Agreement has been filed with or incorporated by reference in the Company Reports (as defined in Section 5.1(e)) filed with the Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement.

(e) Company Reports; Financial Statements.

(i) The Company has delivered to Parent each registration statement, report, proxy statement or information statement prepared by the Company since December 31, 2003, or each such document is available on the SEC’s website, including (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and (ii) the Company’s Quarterly Reports on Form 10-Q for the periods ended April 3, 2004, July 3, 2004 and October 2, 2004, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date of this Agreement, the “Company Reports”). As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein. Since January 1, 2001, the Company has complied in all material respects with its reporting obligations under the Exchange Act.

(ii) The Company is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq National Market. The Company’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act. To the Knowledge of the Company (as defined in Section 9.13(a)), the Company did not, as of December 31, 2004, and does not, have any “material weaknesses” (as defined in Statement on Auditing Standards No. 60 (codified in Codification of Statements on Auditing Standards AU § 325)) and expects to receive an unqualified opinion from its independent auditors in connection with its Annual Report on Form 10-K for the year ended December 31, 2004.

(f) Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement or as contemplated by this Agreement, since the Company Balance Sheet Date (as defined below) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practice and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which management of the Company has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date of this Agreement and except as expressly permitted hereby; (iv) any change by the Company in accounting principles or any material accounting practices or methods; (v) except as provided for herein, any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Company Compensation and Benefit Plans (as defined in Section 5.1(i)) other than increases or amendments in the ordinary course; or (vi) any action that, if it would have occurred immediately after the date of this Agreement, would have violated or been inconsistent with, the provisions of Section 6.1(a) (provided, that solely for purposes of this Section 5.1(f)(vi), Section 6.1(a)(i)(N)(II) shall only apply to employment, severance or deferred compensation agreements with (A) any officer or director of the Company or (B) any other employee of the Company or any of its Subsidiaries with an annual base salary in excess of $150,000). For purposes of this Agreement, “Company Balance Sheet Date” means October 2, 2004.

(g) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company (as defined in Section 9.13(a)), threatened against the Company or any of its Subsidiaries except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(h) No Undisclosed Material Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i) liabilities or obligations (A) disclosed or provided for in the Company’s balance sheet as of the Company Balance Sheet Date or (B) disclosed in the Company Reports filed with the SEC prior to the date of this Agreement;

(ii) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect;

(iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice; or

(iv) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

(i) Employee Benefits.

(i) Section 5.1(i)(i) of the Company Disclosure Letter contains a complete and correct list of all Company Compensation and Benefit Plans. The term “Company Compensation and Benefit Plans” means all material employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other material employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, vacation policies, and other similar plans, agreements and arrangements that are maintained or contributed to by the Company, any of its Subsidiaries or any Person (whether or not incorporated) that is treated as a single employer together with the Company or any of its Subsidiaries under Section 414 of the Code (“Company ERISA Affiliate”) or with respect to which the Company, any of its Subsidiaries or any Company ERISA Affiliate may have any liability, contingent or otherwise. Section 5.1(i)(i) of the Company Disclosure Letter identifies which of the Company Compensation and Benefit Plans are subject to

Title IV of ERISA. Section 5.1(i)(i) of the Company Disclosure Letter also identifies which of the Company Compensation and Benefit Plans are multiemployer plans within the meaning of section 3(37) of ERISA (“Company Multiemployer Plans”). In subsections (ii) through (x), (xii) and (xv) through (xvii) below, the term Company Compensation and Benefit Plan excludes Company Multiemployer Plans.

(ii) With respect to each Company Compensation and Benefit Plan, the Company has heretofore made available to Parent, as applicable, complete and correct copies of each of the following documents:

(A) each Company Compensation and Benefit Plan and any amendments thereto (or if the Company Compensation and Benefit Plan is not a written agreement, a description thereof);

(B) the most recent annual Form 5500 report filed with the Internal Revenue Service (the “IRS”);

(C) the most recent statement filed with the Department of Labor pursuant to 29 C.F.R. Section 2520.104-23;

(D) the most recent annual Form 990 and 1041 reports filed with the IRS;

(E) the most recent actuarial report;

(F) the most recent report prepared in accordance with Statement of Financial Accounting Standards No. 87;

(G) the most recent summary plan description and summaries of material modifications thereto;

(H) the trust agreement, group annuity contract or other funding agreement that provides for the funding of a Company Compensation and Benefit Plan;

(I) the most recent financial statement for a Company Compensation and Benefit Plan;

(J) the most recent determination letter received from the IRS with respect to each Company Compensation and Benefit Plan that is intended to qualify under Section 401 of the Code; and

(K) any agreements directly relating to a Company Compensation and Benefit Plan pursuant to which the Company is obligated to indemnify any person.

(iii) No asset of the Company, any Subsidiary or any Company ERISA Affiliate is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of the Company, any Subsidiary or any Company ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Lien or requirement to post any such security.

(iv) The Pension Benefit Guaranty Corporation (the “PBGC”) has not instituted proceedings to terminate any Company Compensation and Benefit Plan that is subject to Title IV of ERISA and no condition exists that presents a material risk that such proceedings will be instituted.

(v) No pension benefit plan as defined in Section 3(2) of ERISA that is maintained or contributed to by the Company, any Subsidiary or any Company ERISA Affiliate had an accumulated funding deficiency as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the date of this Agreement. All contributions required to be made with respect to any Company Compensation and Benefit Plan on or prior to the date of this Agreement have been timely made or are reflected in the most recent financial statements included in the Company Reports.

(vi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) neither the Company nor any other Person has engaged in a transaction that could result in the imposition upon the Company or any of its Subsidiaries of a civil penalty under Section 409 or 502(i) of ERISA or a tax under Section 4971, 4972, 4975, 4976, 4980, 4980B or 6652 of the Code with respect to any Company Compensation and Benefit Plan, and (B) to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such liability.

(vii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each Company Compensation and Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code.

(viii) Each Company Compensation and Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no condition exists that could be reasonably expected to result in the revocation of any such letter.

(ix) No Company Compensation and Benefit Plan provides medical, surgical or hospitalization benefits (whether or not insured by a third party) for employees or former employees of the Company, any of its Subsidiaries or any Company ERISA Affiliate for periods extending beyond their retirements or other terminations of service, other than (A) coverage mandated by applicable Law, (B) death benefits under any pension benefit plan as defined in Section 3(2) of ERISA or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary) and no commitments have been made to provide such coverage.

(x) The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (A) result in payments of any kind that would not be deductible under Section 162(m) or Section 280G of the Code or (B) other than as contemplated by Section 4.11 of this Agreement, (I) entitle any current or former employee of the Company, any of its Subsidiaries or any Company ERISA Affiliate to severance pay or any other payment under a Company Compensation and Benefit Plan, (II) accelerate the time of payment or vesting of benefits under a Company Compensation and Benefit Plan or (III) increase the amount of compensation due any current or former employee of the Company, any of its Subsidiaries or any Company ERISA Affiliate.

(xi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, there is no litigation, action, proceeding, audit, examination or claim pending, or to the Knowledge of the Company, threatened or contemplated relating to any Company Compensation and Benefit Plan.

(xii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) none of the Company, any of its Subsidiaries or any Company ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) and (B) no condition exists for which the PBGC is authorized to seek from the Company, any of its Subsidiaries or a Company ERISA Affiliate, a late payment charge under Section 4007(b) of ERISA. To the Knowledge of the Company, no condition exists that presents a risk that the Company, any of its Subsidiaries or a Company ERISA Affiliate will incur any liability under Title IV of ERISA (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(xiii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any Company ERISA Affiliate has withdrawn from any Company Multiemployer Plan. To the Knowledge of the Company, no event has occurred or circumstance exists that presents a material risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, any Company Multiemployer Plan that could result in any liability of the Company, any of its Subsidiaries or any Company ERISA Affiliate with respect to a Company Multiemployer Plan that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(xiv) To the Knowledge of the Company, no Company Multiemployer Plan is the subject of any proceeding brought by the PBGC and none of the Company, any of its Subsidiaries or any Company ERISA Affiliate has received notice from any Company Multiemployer Plan that (A) such Company Multiemployer Plan is in reorganization or is insolvent, (B) that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax or (C) that such Company Multiemployer Plan intends to terminate or has terminated.

(xv) The most recent financial statements and actuarial reports, if any, for the Company Compensation and Benefit Plans reflect the financial condition and funding of the Company Compensation and Benefit Plans as of the dates of such financial statements and actuarial reports, and no material adverse change has occurred with respect to the financial condition or funding of the Company Compensation and Benefit Plans since the dates of such financial statements and actuarial reports.

(xvi) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has entered into, or made any premium payments with respect to, any split-dollar insurance arrangements since July 30, 2002 for any director or executive officer. None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has any obligation or liability under any plan, contract, policy or any other arrangement that limits its ability to terminate any split-dollar insurance arrangements, other than a requirement to provide notice of termination.

(xvii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no Company Compensation and Benefit Plan that satisfies the requirements of Section 401(a) of the Code has incurred a partial termination within the meaning of Section 411(d)(3) of the Code during the six-year period ending on the date of this Agreement.

(xviii) Except as would not have a Company Material Adverse Effect, (i) none of the Company, any of its Subsidiaries or any Company ERISA Affiliate has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992 and (ii) none of the Company, any of its Subsidiaries, or any entity that was ever a Company ERISA Affiliate was, on July 20, 1992, required to be treated as a single employer under section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.

(xix) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each Company Compensation and Benefit Plan maintained outside the United States primarily for the benefit of Employees working outside the United States complies in all material respects with applicable local Law.

(xx) No Company Compensation and Benefit Plan is funded by a trust that meets the requirements of Rev. Proc. 92-64 (a “rabbi trust”).

(j) Compliance with Laws; Permits. Since January 1, 2001, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, writ, arbitration award, agency requirement, license, permit, franchise, variance, exemption or other governmental authorization, consent or approval of any Governmental Entity (collectively, “Laws”), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and its Subsidiaries each has all governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has received written notice of any revocation or modification of any such governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals, the revocation or modification of which would have a Company Material Adverse Effect.

(k) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is applicable to the Shares, the Merger or the other transactions contemplated by this Agreement.

(l) Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries comply with all applicable Environmental Laws (as defined below); (ii) no property owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) that requires remediation pursuant to any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any claim alleging liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any order, decree or directive from any Governmental Entity pursuant to any Environmental Law; and (vi) no portion of any of the assets currently or previously owned or operated by the Company or any of its Subsidiaries is listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System list under CERCLA or, to the Knowledge of the Company, any similar ranking or listing under any law of any state or country in which the property is located.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit or authorization concerning: (A) the protection of the environment, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law.

(m) Intentionally Omitted.

(n) Taxes. The Company, each of its Subsidiaries and, to the Knowledge of the Company, any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member (each a “Company Tax Party”) (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or deposited all material Taxes (as defined below) (A) that are required to be paid with respect to the periods covered by such Tax Returns or (B) that the Company, any of its Subsidiaries or any other Company Tax Party are obligated to withhold from amounts owing to any employee, creditor or third party, except, in each case, with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the Knowledge of the Company, any unresolved questions or claims concerning the Company’s, any of its Subsidiaries’ or any other Company Tax Party’s material Tax liability that are not disclosed or provided for in the Company Reports filed with the SEC prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the date of the respective financial statements included in the Company Reports filed with the SEC prior to the date of this Agreement in excess of the amounts accrued with respect thereto that are reflected in such financial statements. The Company has not been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. The Company Reports reflect an adequate reserve for all material Taxes for which the Company and its Subsidiaries may be liable for all Taxable periods and portions thereof through the date thereof. There are no liens with respect to Taxes upon any assets of the Company or any of its Subsidiaries (except for liens for property or ad valorem Taxes not yet delinquent and other Taxes not yet due and payable or being contested in good faith). Neither the Company nor any of its Subsidiaries is a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement or arrangement. Neither Company nor any of its Subsidiaries has participated in any transactions that have been identified by the IRS in published guidance as of the date of this Agreement as tax avoidance transactions.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters. As of the date of this Agreement:

(i) set forth in Section 5.1(o)(i) of the Company Disclosure Letter is a listing of each of the collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees to which the Company or any of its Subsidiary is a party; any such agreement or contract or contract that covers more than one state is specifically identified as such in Section 5.1(o) of the Company Disclosure Letter; the Company and its Subsidiaries are in compliance with each of such the collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees to which the Company or any of its Subsidiaries is a party except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; the Company has made available to Parent a listing of the number of employees of the Company covered by each of such agreements and their classifications thereunder (including the location for classifications that are not Company-wide) organized by Subsidiary;

(ii) there is no unfair labor practice charge filed with the National Labor Relations Board or complaint pending or, to the Knowledge of the Company, threatened, with regard to employees of the Company or any of its Subsidiaries, except those complaints that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(iii) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(iv) except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement, no union certification or decertification petition has been filed (with service of process having been made on the Company or any of its Subsidiaries), or, to the Knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of its Subsidiaries), that relates to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no union authorization campaign has been conducted, within the past 12 months;

(v) Section 5.1(o)(v) of the Company Disclosure Letter sets forth all grievance proceedings pending before the National Grievance Committee and, except as set forth in Section 5.1(o)(v) of the Company Disclosure Letter, no grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending (with service of process having been made on the Company or any of its Subsidiaries), or, to the Knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of its Affiliates), against the Company or any of its Subsidiaries related to any of their employees except those proceedings that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(vi) neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of the Company or any of its Subsidiaries except those consent decrees that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and

(vii) the Company and each of its Subsidiaries is in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

Solely for purposes of this subsection (o), clause (C) of the definition of “Company Material Adverse Effect” shall not apply.

As used in this Agreement, the term “Affiliates” shall have the same meaning as the term “affiliates” as defined by Rule 12b-2 under the Exchange Act.

(p) Insurance. The Company has made available to Parent an insurance schedule of the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date of this Agreement. The Company and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

(q) Intellectual Property.

(i) The Company and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use all (A) trademarks, service marks, brand names, trade names, d/b/as, Internet domain names, logos, trade dress, and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and reissues; (C) published and unpublished works of authorship, whether copyrightable or not, including computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, including extensions, renewals, restorations and restorations, and registrations and applications therefor; (D) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (E) all other intellectual property ((A) through (E) collectively, “IP Rights”) that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(ii) The Surviving Entity will, as of the Effective Time, have legally enforceable license rights or other valid rights to use all of the IP Rights currently used by the Company and its Subsidiaries in the operation and conduct of their businesses, except where failure to have such rights of use is not reasonably likely to have a Company Material Adverse Effect.

(iii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) the IP Rights owned by the Company and its Subsidiaries are subsisting, enforceable and valid, (B) the IP Rights licensed by the Company and its Subsidiaries from third parties are, to the Knowledge of the Company, subsisting, enforceable and valid and (C) neither the Company nor any of its Subsidiaries has received any written claims challenging such validity, subsistence or enforceability, and, to the Knowledge of the Company, no basis exists for asserting such invalidity, lapse, expiration or unenforceability of such IP Rights.

(iv) Neither the Company nor any of its Subsidiaries has been advised in writing that the conduct of the business of the Company and its Subsidiaries conflicts with any IP Rights of any third party, except for those conflicts that would not reasonably be likely to result in a material expense.

(v) To the Knowledge of the Company, no third party has in the past three years infringed, misappropriated or otherwise violated, nor is any third party currently infringing, misappropriating or otherwise violating, any of the Company’s or its Subsidiaries’ IP Rights.

(vi) The consummation of the transactions contemplated hereby will not conflict with, alter or impair any of the Company’s or its Subsidiaries’ IP Rights other than such conflicts that are not reasonably likely to have a Company Material Adverse Effect.

(r) Owned and Leased Properties.

(i) The Company and each of its Subsidiaries has such good and indefeasible title to all owned real property and such good and valid title to, or such valid rights by lease, license, other agreement or to otherwise to use, all other assets and properties (in each case, tangible and intangible) necessary to enable the Company and its Subsidiaries to conduct their businesses as currently conducted and as described in the Company Reports filed with the SEC prior to the date of this Agreement, except, in each case, for defects in title, easements, restrictive covenants and similar encumbrances that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or materially interfere with the Company’s and its Subsidiaries’ use of such assets or properties. All assets and properties, other than assets and properties in which the Company and its Subsidiaries have leasehold interests, are free and clear of all Liens, other than, (A) Liens for current Taxes not yet due and payable and (B) Liens that, individually or in the aggregate, are not reasonably likely to materially interfere with the Company’s and its Subsidiaries’ operations of such assets or properties.

(ii) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries (A) have complied in all material respects with the terms of all leases of their material properties currently in existence to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (B) enjoy peaceful and undisturbed possession under all such leases.

(s) Rights Agreement. Parent shall not constitute an “Acquiring Person” (as defined in the Rights Agreement) and the Rights will not separate from the Shares or become exercisable solely as a result of entering into this Agreement or consummation of the Merger and/or the other transactions contemplated hereby.

(t) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed Morgan Stanley as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure letter delivered to the Company by Parent dated as of February 27, 2005 (the “Parent Disclosure Letter”) (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided, that any fact or condition disclosed in any section of the Parent Disclosure Letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of the Parent Disclosure Letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed in such other section of the Parent Disclosure Letter notwithstanding the omission of a reference or cross reference thereto), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent’s and its material Subsidiaries’ certificates of incorporation and bylaws or the charter documents, bylaws or similar governing agreements, each as amended to the date of this Agreement and as in full force and effect on the date of this Agreement.

As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the financial condition, properties, business or results of operations of the Parent and its Subsidiaries taken as a whole, excluding such effects resulting from or arising in connection with:

(i) changes that are the result of general economic, capital market, regulatory, political or business conditions or acts of war or terrorism;

(ii) changes that are the result of factors generally affecting the industries or markets in which Parent operates to the extent such changes do not disproportionately affect Parent and its Subsidiaries as compared to the typical company operating in such industry or market;

(iii) changes in Parent’s relationships with its employees or with any labor organization or other representative of such employees, or any adverse change, effect or circumstance resulting from or arising in connection with any union certification or decertification petition, union authorization campaign, grievance or arbitration proceeding or other labor-related proceeding or litigation, labor strike, slowdown, work stoppage or other labor controversy that is threatened to occur or occurs after the date of this Agreement;

(iv) any adverse change, effect or circumstance resulting from entering into this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby;

(v) changes in applicable law, rule or regulations or generally accepted accounting principles or the interpretation thereof after the date of this Agreement; and

(vi) any out of pocket expenses (including filing fees and legal expenses specifically with respect to any litigation arising from the transactions contemplated by this Agreement) directly incurred in connection with the transactions contemplated by this Agreement and in accordance with its terms.

(b) Capitalization of Merger Sub. All of the issued and outstanding membership interests of Merger Sub are, and at the Effective Time will be, owned by Parent, and there are (i) no other membership interest or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for membership interests or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any membership interests, voting securities or securities convertible into or exchangeable for membership interests or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) Capital Structure of Parent. As of the date of this Agreement, the authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”). At the close of business on February 23, 2005, 48,869,174 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. Parent has no shares of Parent Common Stock or Parent Preferred Stock reserved for issuance, except that, at the close of business on February 23, 2005, (A) 1,489,257 shares of Parent Common Stock were reserved for issuance by Parent pursuant to options or stock awards granted under Parent’s stock plans (the “Parent Stock Plans”), (B) 3,139,944 shares of Parent Common Stock were reserved for issuance by Parent pursuant to options or stock awards not yet granted under Parent’s stock plans and (C) 2,053,223 shares of Parent Common Stock were held by Parent in its treasury. Parent has no outstanding SARS. Except for the issuance of shares pursuant to options outstanding on February 23, 2005, between February 23, 2005 and the date of this Agreement, Parent has not (i) issued any shares of Parent Common Stock, options to purchase Parent Common Stock or other capital stock or voting or equity securities of

Parent or (ii) changed the authorized capital of Parent. Except as set forth above, no shares of capital stock or other equity or voting securities of Parent are reserved for issuance or are outstanding. The Parent Common Stock is listed on the Nasdaq National Market. All of the outstanding shares of Parent Common Stock have been duly authorized and are, and all shares of Parent Common Stock issuable upon the exercise of such options or stock awards will be when issued thereunder, validly issued, fully paid and nonassessable and are not subject to any preemptive rights. Each of the outstanding shares of capital stock or other securities or ownership interests of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned of record and beneficially by Parent or by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any Lien and such shares of capital stock or other securities were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied. Except for Parent’s Subsidiaries, Parent does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter (“Parent Voting Debt”). Neither Parent nor any of its Subsidiaries is a party to any stockholder agreement, voting trust or other agreement with respect to the voting of shares of Parent Common Stock.

(d) Corporate Authority; Approval and Fairness.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, (A) as of February 27, 2005 and as of May 1, 2005, has unanimously (i) approved this Agreement and (ii) determined to cause Parent, as the sole member of Merger Sub, to approve and adopt this Agreement and (B) has received the written opinions of its financial advisor, IFL Capital LLC (“IFL”), dated February 27,

2005 and May 1, 2005, to the effect that the consideration to be paid by Parent to holders of the Shares in the Merger is fair, from a financial point of view, as of the date of such opinion, to Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied on by the Company.

(iii) The affirmative vote of Parent, as the sole equity holder of outstanding membership interests of Merger Sub, is the only vote of the holders of any class or series of Merger Sub equity necessary to approve the Merger. The managers of Merger Sub (by unanimous written consent) have approved and adopted this Agreement and the transactions contemplated hereby, including the Merger.

(iv) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” laws.

(e) Governmental Filings; No Violations; Certain Contracts; Etc.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) required to be made with the Nasdaq National Market, and (D) state securities and “blue sky” laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent, the certificate of formation or limited liability company agreement of Merger Sub or the charter documents, bylaws or similar governing agreements of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets or properties of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of such Contracts except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(iii) Each oral or written material contract required to be filed by Parent pursuant to Item 601(a) of SEC Regulation S-K as of the date of this Agreement has been filed with or incorporated by reference in the Parent Reports (as defined in Section 5.2(f)) filed with the SEC prior to the date of this Agreement.

(f) Parent Reports; Financial Statements.

(i) Parent has delivered to the Company each registration statement, report, proxy statement or information statement prepared by the Parent since December 31, 2003, or each such document is available on the SEC’s website, including (i) Parent’s Annual Report on Form 10-K for the year ended December 31, 2003, and (ii) Parent’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date of this Agreement, the “Parent Reports”). As of their respective dates (or, if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Since January 1, 2001, Parent has complied in all material respects with its reporting obligations under the Exchange Act.

(ii) Parent is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq National Market. Parent’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes-Oxley Act. To the Knowledge of Parent, Parent did not, as of December 31, 2004, and does not, have any “material weaknesses” (as defined in Statement on Auditing Standards No. 60 (codified in Codification of Statements on Auditing Standards AU § 325)) and expects to receive an unqualified opinion from its independent auditors in connection with its Annual Report on Form 10-K for the year ended December 31, 2004.

(g) Absence of Certain Changes. Except as disclosed in the Parent Reports filed with the SEC prior to the date of this Agreement or as contemplated by this Agreement, since the Parent Balance Sheet Date (as defined below), Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practice and there has not been (i) any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries or any development or combination of developments of which management of Parent has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date of this Agreement and except as expressly permitted hereby; (iv) any change by Parent in accounting principles or any material accounting practices or methods; or (v) any action that, if it would have occurred immediately after the date of this Agreement, would have violated or been inconsistent with, the provisions of Section 6.1(b). For purposes of this Agreement, “Parent Balance Sheet Date” means September 30, 2004.

(h) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of Parent (as defined in Section 9.13(b)), threatened against Parent or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(i) No Undisclosed Material Liabilities. None of Parent, Merger Sub nor any of Parent’s Subsidiaries has any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i) liabilities or obligations (A) disclosed or provided for in Parent’s balance sheet as of the Parent Balance Sheet Date or (B) disclosed in the Parent Reports filed with the SEC prior to the date of this Agreement;

(ii) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect;

(iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice; or

(iv) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

(j) Employee Benefits.

(i) Section 5.2(j)(i) of the Parent Disclosure Letter contains a complete and correct list of all Parent Compensation and Benefit Plans. The term “Parent Compensation and Benefit Plans” means all material employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA and all other material employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, vacation policies, and other similar plans, agreements and arrangements that are maintained or contributed to by Parent, any of its Subsidiaries or any Person (whether or not incorporated) that is treated as a single employer together with Parent or any of its Subsidiaries under Section 414 of the Code (“Parent ERISA Affiliate”) or with respect to which Parent, any of its Subsidiaries or any Parent ERISA Affiliate may have any liability, contingent or otherwise. Section 5.2(j)(i) of the Parent Disclosure Letter identifies which of the Parent Compensation and Benefit Plans are subject to Title IV of ERISA. Section 5.2(j)(i) of the Parent Disclosure Letter also identifies which of the Parent Compensation and Benefit Plans are multiemployer plans within the meaning of section 3(37) of ERISA (“Parent Multiemployer Plans”). In subsections (ii) through (x), (xii) and (xv) through (xvii) below, the term Parent Compensation and Benefit Plan excludes Parent Multiemployer Plans.

(ii) With respect to each Parent Compensation and Benefit Plan, Parent has heretofore made available to the Company, as applicable, complete and correct copies of each of the following documents:

(A) each Parent Compensation and Benefit Plan and any amendments thereto (or if the Parent Compensation and Benefit Plan is not a written agreement, a description thereof);

(B) the most recent annual Form 5500 report filed with the IRS;

(C) the most recent statement filed with the Department of Labor pursuant to 29 C.F.R. Section 2520.104-23;

(D) the most recent annual Form 990 and 1041 reports filed with the IRS;

(E) the most recent actuarial report;

(F) the most recent report prepared in accordance with Statement of Financial Accounting Standards No. 87;

(G) the most recent summary plan description and summaries of material modifications thereto;

(H) the trust agreement, group annuity contract or other funding agreement that provides for the funding of a Parent Compensation and Benefit Plan;

(I) the most recent financial statement for a Parent Compensation and Benefit Plan;

(J) the most recent determination letter received from the IRS with respect to each Parent Compensation and Benefit Plan that is intended to qualify under Section 401 of the Code; and

(K) any agreements directly relating to a Parent Compensation and Benefit Plan pursuant to which Parent is obligated to indemnify any person.

(iii) No asset of Parent, any of Parent’s Subsidiaries or any Parent ERISA Affiliate is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of Parent, any Subsidiary of Parent or any Parent ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and, to the Knowledge of Parent, no fact or event exists that could reasonably be expected to give rise to any such Lien or requirement to post any such security.

(iv) The PBGC has not instituted proceedings to terminate any Parent Compensation and Benefit Plan that is subject to Title IV of ERISA and no condition exists that presents a material risk that such proceedings will be instituted.

(v) No pension benefit plan as defined in Section 3(2) of ERISA that is maintained or contributed to by Parent, any Subsidiary of Parent or any Parent ERISA Affiliate had an accumulated funding deficiency as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the date of this Agreement. All contributions required to be made with respect to any Parent Compensation and Benefit Plan on or prior to the date of this Agreement have been timely made or are reflected in the most recent financial statements included in the Parent Reports.

(vi) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (A) neither Parent nor any other Person has engaged in a transaction that could result in the imposition upon Parent or any of its Subsidiaries of a civil penalty under Section 409 or 502(i) of ERISA or a tax under Section 4971, 4972, 4975, 4976, 4980, 4980B or 6652 of the Code with respect to any Parent Compensation and Benefit Plan, and (B) to the Knowledge of Parent, no fact or event exists that could reasonably be expected to give rise to any such liability.

(vii) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, each Parent Compensation and Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code.

(viii) Each Parent Compensation and Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Knowledge of Parent, no condition exists that could be reasonably expected to result in the revocation of any such letter.

(ix) No Parent Compensation and Benefit Plan provides medical, surgical or hospitalization benefits (whether or not insured by a third party) for employees or former employees of Parent, any of its Subsidiaries or any Parent ERISA Affiliate for periods extending beyond their retirements or other terminations of service, other than (A) coverage mandated by applicable Law, (B) death benefits under any pension benefit plan as defined in Section 3(2) of ERISA or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary) and no commitments have been made to provide such coverage.

(x) The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event that (such as a termination of employment), will not (A) entitle any current or former employee of Parent, any of its Subsidiaries or any Parent ERISA Affiliate to severance pay or any other payment under a Parent Compensation and Benefit Plan, (B) accelerate the time of payment or vesting of benefits under a Parent Compensation and Benefit Plan, (C) increase the amount of compensation due any current or former employee of Parent, any of its Subsidiaries or any Parent ERISA Affiliate or (D) result in payments of any kind that would not be deductible under Section 162(m) or Section 280G of the Code.

(xi) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, there is no litigation, action, proceeding, audit, examination or claim pending, or to the Knowledge of Parent, threatened or contemplated relating to any Parent Compensation and Benefit Plan.

(xii) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (A) none of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) and (B) no condition exists for which the PBGC is authorized to seek from Parent, any of its Subsidiaries or a Parent ERISA Affiliate, a late payment charge under Section 4007(b) of ERISA. To the Knowledge of Parent, no condition exists that presents a risk that Parent, any of its Subsidiaries or a Parent ERISA Affiliate will incur any liability under Title IV of ERISA (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(xiii) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, none of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has withdrawn from any Parent Multiemployer Plan. To the Knowledge of Parent, no event has occurred or circumstance exists that presents a material risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, any Parent Multiemployer Plan that could result in any liability of Parent, any of its Subsidiaries or any Parent ERISA Affiliate with respect to a Parent Multiemployer Plan that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(xiv) To the Knowledge of Parent, no Parent Multiemployer Plan is the subject of any proceeding brought by the PBGC and none of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has received notice from any Parent Multiemployer Plan that (A) such Parent Multiemployer Plan is in reorganization or is insolvent, (B) that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax or (C) that such Parent Multiemployer Plan intends to terminate or has terminated.

(xv) The most recent financial statements and actuarial reports, if any, for the Parent Compensation and Benefit Plans reflect the financial condition and funding of the Parent Compensation and Benefit Plans as of the dates of such financial statements and actuarial reports, and no material adverse change has occurred with respect to the financial condition or funding of the Parent Compensation and Benefit Plans since the dates of such financial statements and actuarial reports.

(xvi) None of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has entered into, or made any premium payments with respect to, any split-dollar insurance arrangements since July 30, 2002 for any director or executive officer. None of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has any obligation or liability under any plan, contract, policy or any other arrangement that limits its ability to terminate any split-dollar insurance arrangements, other than a requirement to provide notice of termination.

(xvii) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, no Parent Compensation and Benefit Plan that satisfies the requirements of Section 401(a) of the Code has incurred a partial termination within the meaning of Section 411(d)(3) of the Code during the six-year period ending on the date of this Agreement.

(xviii) Except as would not have a Parent Material Adverse Effect, (i) none of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992 and (ii) none of Parent, any of its Subsidiaries, or any entity that was ever a Parent ERISA Affiliate was, on July 20, 1992, required to be treated as a single employer under section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.

(xix) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, each Parent Compensation and Benefit Plan maintained outside the United States primarily for the benefit of Employees working outside the United States complies in all material respects with applicable local Law.

(k) Compliance with Laws; Permits. Since January 1, 2001, the businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries each has all governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries has received written notice of any revocation or modification of any such governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals, the revocation or modification of which would have a Parent Material Adverse Effect.

(l) Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect: (i) Parent and its Subsidiaries comply with all applicable Environmental Laws; (ii) no property owned or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance that requires remediation pursuant to any applicable Environmental Law; (iii) neither Parent nor any of its Subsidiaries has received any claim alleging liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries is in violation of any Environmental Law; (v) neither Parent nor any of its Subsidiaries is subject to any order, decree or directive from any Governmental Entity pursuant to any Environmental Law; and (vi) no portion of any of the assets currently or previously owned or operated by Parent or any of its Subsidiaries is listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System list under CERCLA or, to the Knowledge of Parent, any similar ranking or listing under any law of any state or country in which the property is located.

(m) Intentionally Omitted.

(n) Taxes. Parent, each of its Subsidiaries and, to the Knowledge of Parent, any affiliated, combined or unitary group of which Parent or any Subsidiary of Parent is or was a member (each a “Parent Tax Party”) (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or deposited all material Taxes (A) that are required to be paid with respect to the periods covered by such Tax Returns or (B) that Parent, any of its Subsidiaries or any other Parent Tax Party are obligated to withhold from amounts owing to any employee, creditor or third party, except, in each case, with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the Knowledge of Parent, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the Knowledge of Parent, any unresolved questions or claims concerning Parent’s, any of its Subsidiaries’ or any other Parent Tax Party’s material Tax liability that are not disclosed or provided for in the Parent Reports filed with the SEC prior to the date of this Agreement. Neither Parent nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the date of the respective financial statements included in the Parent Reports filed with the SEC prior to the date of this Agreement in excess of the amounts accrued with respect thereto that are reflected in such financial statements. Parent has not been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. The Parent Reports reflect an adequate reserve for all material Taxes for which Parent and its Subsidiaries may be liable for all Taxable periods and portions thereof through the date thereof. There are no liens with respect to Taxes upon any assets of Parent or any of its Subsidiaries (except for liens for property or ad valorem Taxes not yet delinquent and other Taxes not yet due and payable or being contested in good faith). Neither Parent nor any of its Subsidiaries is a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement or arrangement. Neither Parent nor any of its Subsidiaries has participated in any transactions that have been identified by the IRS in published guidance as of the date of this Agreement as tax avoidance transactions.

(o) Labor Matters. As of the date of this Agreement:

(i) Parent and its Subsidiaries are in compliance with each of the collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees to which any of them is a party except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect;

(ii) there is no unfair labor practice charge filed with the National Labor Relations Board or complaint pending or, to the Knowledge of Parent, threatened, with regard to employees of Parent or any of its Subsidiaries, except those complaints that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect;

(iii) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries;

(iv) except as disclosed in the Parent Reports filed with the SEC prior to the date of this Agreement, no union certification or decertification petition has been filed (with service of process having been made on Parent or any of its Subsidiaries), or, to the Knowledge of Parent, threatened (or pending without service of process having been made on Parent or any of its Subsidiaries), that relates to employees of Parent or any of its Subsidiaries and, to the Knowledge of Parent, no union authorization campaign has been conducted, within the past 12 months;

(v) Section 5.2(o)(v) of the Parent Disclosure Letter sets forth all grievance proceedings pending before the National Grievance Committee and, except as set forth in Section 5.2(o)(v) of the Parent Disclosure Letter, no grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending (with service of process having been made on Parent or any of its Subsidiaries), or, to the Knowledge of Parent, threatened (or pending without service of process having been made on Parent or any of its Affiliates), against Parent or any of its Subsidiaries related to any of their employees except those proceedings that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect;

(vi) neither Parent nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of Parent or any of its Subsidiaries except those consent decrees that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect; and

(vii) Parent and each of its Subsidiaries is in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

Solely for purposes of this subsection (o), clause (iii) of the definition of “Parent Material Adverse Effect” shall not apply.

(p) Ownership of Shares. Neither Parent nor any of its Subsidiaries “Beneficially Owns” or is the “Beneficial Owner” of (as such terms are defined in the Rights Agreement) any Shares.

(q) Insurance. Parent has made available to the Company an insurance schedule of Parent’s and its Subsidiaries’ directors’ and officers’ liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date of this Agreement. Parent and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of Parent and its Subsidiaries (taking into account the cost and availability of such insurance).

(r) Intellectual Property.

(i) Parent and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use all IP Rights that are used in the business of Parent and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(ii) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (A) the IP Rights owned by Parent and its Subsidiaries are subsisting, enforceable and valid, (B) the IP Rights licensed by Parent and its Subsidiaries from third parties are, to the Knowledge of Parent, subsisting, enforceable and valid and (C) neither Parent nor any of its Subsidiaries has received any written claims challenging such validity, subsistence or enforceability, and, to the Knowledge of Parent, no basis exists for asserting such invalidity, lapse, expiration or unenforceability of such IP Rights.

(iii) Neither Parent nor any of its Subsidiaries has been advised in writing that the conduct of the business of Parent and its Subsidiaries conflicts with any IP Rights of any third party, except for those conflicts that would not reasonably be likely to result in a material expense.

(iv) To the Knowledge of Parent, no third party has in the past three years infringed, misappropriated or otherwise violated, nor is any third party currently infringing, misappropriating or otherwise violating, any of Parent’s or its Subsidiaries’ IP Rights.

(v) The consummation of the transactions contemplated hereby will not conflict with, alter or impair any of Parent’s or its Subsidiaries’ IP Rights other than such conflicts that are not reasonably likely to have a Parent Material Adverse Effect.

(s) Owned and Leased Properties.

(i) Parent and each of its Subsidiaries has such good and indefeasible title to all owned real property and such good and valid title to, or such valid rights by lease, license, other agreement or to otherwise to use, all other assets and properties (in each case, tangible and intangible) necessary to enable Parent and its Subsidiaries to conduct their businesses as currently conducted and as described in the Parent Reports filed with the SEC prior to the date of this Agreement, except, in each case, for defects in title, easements, restrictive covenants and similar encumbrances that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or materially interfere with Parent’s and its Subsidiaries’ use of such assets or properties. All assets and properties, other than assets and properties in which Parent and its Subsidiaries have leasehold interests, are free and clear of all Liens, other than (A) Liens for current Taxes not yet due and payable and (B) Liens that, individually or in the aggregate, are not reasonably likely to materially interfere with Parent’s and its Subsidiaries’ operations of such assets or properties.

(ii) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect, Parent and its Subsidiaries (A) have complied in all material respects with the terms of all leases of their material properties currently in existence to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (B) enjoy peaceful and undisturbed possession under all such leases.

(t) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed IFL as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date of this Agreement.

(u) Available Funds. Parent has available to it sufficient funds to perform all of its obligations under this Agreement, to consummate the Merger and pay the aggregate Cash Consideration.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) Interim Operations of the Company.

(i) Ordinary Course. During the period from the date of this Agreement to the Effective Time (except as otherwise expressly provided or permitted by the terms of this Agreement or as set forth in Section 6.1(a) of the Company Disclosure Letter), the Company and its Subsidiaries shall carry on their businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date of this Agreement, and, to the extent consistent therewith, use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its Subsidiaries, in each case consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement or set forth in Section 6.1(a) of the Company Disclosure Letter, prior to the Effective Time, the Company and its Subsidiaries shall not, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld or conditioned (understanding that Parent may weigh the interests of Parent and its Subsidiaries, including the Company and its Subsidiaries, after the Merger against the interests of the Company and its Subsidiaries in the matter in determining whether to grant a consent), and Parent and Merger Sub shall respond to any request for consent pursuant to this Section 6.1(a) in a reasonably timely fashion):

(A) (I) other than regularly scheduled quarterly dividends not to exceed $0.093333 per share of Company Common Stock per fiscal quarter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (II) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (III) purchase, redeem or otherwise acquire, except (x) the return of unvested or forfeited Shares to the Company pursuant to the terms of any Stock Plan or (y) the surrender or sale of shares of stock to the Company by a holder of Company Options to pay tax withholding obligations pursuant to the terms of any Stock Plan, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(B) issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock, or any Company Voting Debt (other than the issuance of Shares upon the exercise of Company Options outstanding on the date of this Agreement;

(C) amend the Company’s certificate of incorporation or bylaws;

(D) acquire or agree to acquire (I) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (II) any assets that would be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice;

(E) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (I) in the ordinary course of business consistent with past practice and (II) other transactions involving not in excess of $1,000,000 in the aggregate;

(F) (I) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) working capital borrowings and letters of credit under revolving credit facilities incurred in the ordinary course of business, (y) indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date of this Agreement and (z) indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such Subsidiaries, or (II) make any loans, advances or capital contributions to, or investments in, any other Person, other than the advancement of travel and relocation expenses to employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

(G) except for capital expenditures in compliance with the amounts and timing included in the Company’s written capital expenditure plan previously made available to Parent, make or incur any capital expenditure, except in the ordinary course of business or involving the expenditure of no more than $1,000,000 individually or in the aggregate;

(H) make any material election relating to Taxes or settle or compromise any material Tax liability;

(I) except to the extent permitted by Section 6.2(a) of this Agreement, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

(J) restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or adopt resolutions providing for or authorizing any of the foregoing;

(K) enter into any new collective bargaining agreement, including any collective bargaining agreement involving unions in more than one state; provided, however, that the Company and its Subsidiaries may (I) enter into collective bargaining agreements that replace or renew collective bargaining agreements that existed as of December 31, 2004 so long as the terms and conditions of any such replacement or renewal agreement do not materially deviate from the terms and conditions of such existing agreement and (II) enter into collective bargaining agreements for Company or Subsidiary business locations that have had union elections prior to the date of this Agreement but for which no collective bargaining agreement exists as of the date of this Agreement, provided that the Company and its Subsidiaries negotiate such agreements in good faith and the final agreements contain commercially reasonable terms;

(L) change any accounting principle used by it, except as required by applicable Laws or GAAP;

(M) (I) settle or compromise (x) any litigation, administrative proceeding, claim or charge before or with the National Labor Relations Board or any other litigation, administrative proceeding, claim or charge that reasonably could be expected to have a significant impact on the labor relations of the Company or any of its Subsidiaries or (y) any other claim, grievance, charge, litigation or proceeding in excess of $2,000,000 or (II) except in the ordinary course of business or as otherwise required pursuant to contracts existing on or prior to the date of this Agreement or entered into in the ordinary course after the date of this Agreement, pay, discharge or satisfy any material claims, liabilities or obligations; provided, however, that the Company and its Subsidiaries may settle or compromise automobile and accident liability litigation in an individual amount not to exceed the Company’s self-insurance retention amounts;

(N) (I) enter into any new, or amend any existing, retention or severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee whose annual base salary exceeds $150,000, (II) enter into any employment agreement, retention or severance agreement or arrangement or deferred compensation arrangement with any director, officer or employee, except for (x) agreements or arrangements with individuals hired or promoted to fill vacant positions in terms not more favorable in any material respect than those applicable to the person that previously held the vacant position, (y) severance agreements for new hires on terms providing net severance payments not greater than six months in base salary and target bonus and (z) other severance commitments that are not in excess of $50,000 for any individual; provided, however that the severance payments and commitments in subsections (y) and (z) above shall not exceed $2,000,000 in the aggregate, (III) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Company Compensation and Benefit Plan (other than amendments required by Law or to maintain the tax qualified status of such plans under the Code), (IV) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices) or (V) grant any stock options or stock awards other than as permitted by this Agreement; provided, however, that notwithstanding the foregoing, the Company may take any action reasonably necessary to fulfill its obligations as contemplated by Section 4.11 of this Agreement; or

(O) authorize any of, or commit or agree to take any of, the foregoing actions.

(ii) Other Actions. The Company shall not take any action or omit to take any action that could reasonably be expected to cause any of its representations and warranties set forth in this Agreement to become untrue in any material respect.

(b) Interim Operations of Parent.

(i) Ordinary Course. During the period from the date of this Agreement to the Effective Time (except as otherwise expressly provided or permitted by the terms of this Agreement or as set forth in Section 6.1(b) of the Parent Disclosure Letter), Parent and its Subsidiaries shall carry on their businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date of this Agreement, and, to the extent consistent therewith, use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Parent and its Subsidiaries, in each case consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement or set forth in Section 6.1(b)(i) of the Parent Disclosure Letter, prior to the Effective Time Parent and its Subsidiaries shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld or conditioned (in each case from the point of view of the operations of Parent and its Subsidiaries, taken as a whole), and the Company shall respond to any request for consent pursuant to this Section 6.1(b) in a reasonably timely fashion):

(A) (I) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or (II) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(B) issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock, or any Parent Voting Debt (other than (I) the issuance of shares of Parent Common Stock upon the exercise of options or other stock awards outstanding on the date of this Agreement, or (II) pursuant to existing Parent Stock Plans in accordance with their current terms and past practice);

(C) amend Parent’s certificate of incorporation or bylaws or amend Merger Sub’s certificate of formation or limited liability company agreement;

(D) directly or indirectly, (I) enter into any transaction, other than the Merger, that would require approval of the stockholders of Parent under applicable Law or stock exchange rules; (II) enter into an agreement, other than this Agreement, relating to (x) any acquisition, merger, consolidation, joint venture, tender offer, share exchange, business combination with, or purchase of more than 20% of the equity securities or consolidated total assets of any asset-based trucking company located in the United States or (y) acquisitions, mergers, consolidations, joint ventures, tender offers, share exchanges, business combinations with, or purchases of more than 20% of the equity securities or consolidated total assets of any other Person for a transaction value in excess of $50 million individually (provided, however, that the foregoing restriction shall not apply to transactions to which the HSR Act does not apply) or $120 million in the aggregate (determined, in each case, in accordance with Section 801.10 of the regulations adopted under the HSR Act); or (III) enter into any other transaction or take any other action that would reasonably be expected to (x) adversely affect Parent’s ability to use available funds to perform all of its obligations under this Agreement and to consummate the Merger or (y) otherwise prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement;

(E) recapitalize, reorganize or completely or partially liquidate Parent or adopt a plan of complete or partial liquidation or Parent or adopt resolutions providing for or authorizing any of the foregoing;

(F) enter into any new collective bargaining agreement involving unions in more than one state;

(G) change any accounting principle used by it, except as required by applicable Law or GAAP; or

(H) authorize any of, or commit or agree to take any of, the foregoing actions.

(ii) Other Actions. Neither Parent nor Merger Sub shall take any action or omit to take any action that could reasonably be expected to cause any of the representations and warranties of Parent and Merger Sub set forth in this Agreement to become untrue in any material respect.

(c) Interim Operations of Merger Sub. During the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company hereby covenants that, except as expressly permitted by this Section 6.2, the Company shall not, and the Company shall instruct and use its reasonable best efforts to cause its officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly, and on becoming aware of, shall take reasonable action to stop its Representatives from continuing to:

(i) solicit, initiate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 6.2(d)); or

(ii) enter into, or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

The Company shall, and shall direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the date of this Agreement regarding any Acquisition Proposal existing on the date of this Agreement.

Notwithstanding anything to the contrary set forth in this Agreement the Company may, to the extent the Company Board determines in good faith, after consultation with outside counsel, that such action is likely required under applicable Law, in response to (A) a Superior Proposal (as defined in Section 6.2(d)) or (B) a bona fide, unsolicited written Acquisition Proposal that the Company Board determines in good faith after consultation with outside counsel and its financial advisor could lead to a Superior Proposal (any such Acquisition Proposal, a “Potential Superior Proposal”), (1) furnish information with respect to the Company to the Person making such Superior Proposal or Potential Superior Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party (except that it need not include any “standstill” provisions) than the Confidentiality Agreement, dated

January 13, 2005, between Parent and the Company (the “Confidentiality Agreement”) (provided, however, that, to the extent any such confidentiality agreement does not contain any “standstill” provisions, the Confidentiality Agreement shall be automatically amended (without any further action by the parties) such that the “standstill” provisions in the Confidentiality Agreement restricting activities of Parent and its Subsidiaries shall be deleted), and (2) participate in discussions or negotiations (including solicitation of such a revised Superior Proposal or Potential Superior Proposal) with such Person and its Representatives regarding any such Superior Proposal or Potential Superior Proposal.

(b) No Change in Company Recommendation or Alternative Acquisition Agreement. The Company Board shall not:

(i) except as expressly permitted by this Section 6.2, withdraw or modify (or publicly propose to withdraw or modify), in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board with respect to this Agreement and the Merger and other transactions contemplated hereby;

(ii) except as permitted by Section 8.3(a), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in Section 6.2(a)); or

(iii) except as expressly permitted by this Section 6.2, approve, recommend or propose publicly to approve or recommend any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement the Company Board may withdraw or modify its approval or recommendation with respect to this Agreement and the Merger and other transactions contemplated hereby, or approve or recommend any Superior Proposal made or received after the date of this Agreement, if the Company Board determines in good faith, after consultation with outside counsel, that such action is likely required under applicable Law (a “Change in Company Recommendation”); provided, however, that no Change in Company Recommendation may be made in response to a Superior Proposal until after 72 hours following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) (x) advising Parent that the Company Board intends to make such Change in Company Recommendation and the reason for such change, (y) specifying the material terms and conditions of such Superior Proposal (including the proposed financing for such proposal) and providing Parent with a copy of any documents conveying such proposal and (z) identifying any party making such Superior Proposal. During such 72-hour period, the Company will cooperate with Parent with respect to such Superior Proposal with the intent of enabling Parent to engage in good faith negotiations to make such adjustments to the terms and conditions of the Merger as would enable the Company to proceed with the Merger on such adjusted terms. In determining whether to make a

Change in Company Recommendation in response to a Superior Proposal, the Company Board shall take into account any such changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal. Notwithstanding the foregoing, to the extent that an Adverse Recommendation Notice is received on a Saturday, Sunday or holiday, then such 72-hour period shall expire no earlier than 12:00 noon (Eastern Time) on the second business day immediately thereafter.

(c) Certain Permitted Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders or the general public if the Company Board determines in good faith, after consultation with outside counsel, that such disclosure is likely required under applicable Law.

(d) Definitions. As used in this Agreement:

“Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the equity securities or more than 20% of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party to acquire more than 50% of the equity securities or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a recapitalization, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment (after consultation with its financial advisor) (i) to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger and (ii) is reasonably capable of being completed on the terms proposed and for which financing is reasonably capable of being obtained, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.3. Information Supplied. (a) As soon as practicable following the Amendment Date, but in no event later than May 5, 2005, Parent and the Company shall, in consultation with each other, prepare a supplement (the “Proxy Statement/Prospectus Supplement”) to the proxy statement/prospectus that constituted a part of the Registration Statement of Parent on Form S-4 that was declared effective by the SEC on April 22, 2005 (such Registration Statement, the “S-4 Registration Statement” and such proxy statement/prospectus, the “Proxy Statement/Prospectus”), file the Proxy

Statement/Prospectus Supplement with the SEC as promptly as practicable and cause it to be mailed to the stockholders of the Company as promptly as practicable thereafter. Each of Parent and the Company shall provide promptly to the other such information concerning its Subsidiaries, directors, officers, stockholders, business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus Supplement, or in any other amendments or supplements to the Proxy Statement/Prospectus or to the S-4 Registration Statement, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus Supplement. Prior to the mailing of the Proxy Statement/Prospectus Supplement, Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities law or “blue sky” notice requirements in connection with the issuance of shares of Parent Common Stock pursuant to the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) any amendment to the S-4 Registration Statement filed after May 1, 2005 will, at the time it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement/Prospectus Supplement and any further amendment or supplement to the Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the date of the Company Stockholders Meeting (as defined in Section 6.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the S-4 Registration Statement will be made by Parent, or with respect to the Proxy Statement/Prospectus will be made by the Company, without providing the other party hereto a reasonable opportunity to review and comment thereon. Parent shall advise the Company, promptly after Parent receives notice thereof, of the time when any supplement or amendment to the S-4 Registration Statement has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment to the S-4 Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company shall advise Parent, promptly after the Company receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either of the S-4 Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as applicable, and an appropriate amendment or supplement to the S-4 Registration Statement and/or the Proxy Statement/Prospectus describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Each of the parties hereto shall cause the Proxy Statement/Prospectus, and any amendment or supplement thereto, to comply as to form and substance to such party in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules of the Nasdaq National Market.

6.4. Company Stockholders Meeting. Except if the Company Board determines in good faith, after consultation with outside counsel, that taking such action would likely constitute a breach of its obligations under applicable Law, the Company will take, in accordance with applicable Law and its certificate and bylaws, all action necessary to convene a meeting of holders of Shares (the “Company Stockholders Meeting”) as promptly as practicable after the mailing of the Proxy Statement/Prospectus Supplement (but, in any event, no earlier than May 23, 2005 and, subject to the occurrence of any development or event beyond the Company’s reasonable control (including, without limitation, compliance with applicable Law), no later than June 15, 2005), to consider and vote upon the adoption of this Agreement. Subject to Section 6.2(b), the Company Board shall recommend and not withdraw such adoption and shall take all reasonable and lawful action to solicit such adoption.

6.5. Filings; Other Actions; Notification; Access.

(a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d) Without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company (in the case of clauses (i) and (iii) below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions: (i) the provision, as promptly as practicable, to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) the use of its reasonable best efforts, after consultation with the Company, to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person or entity (including, without limitation, any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions; provided, that Parent shall not be required to sell or otherwise dispose of, or hold separate pending such disposition, or enter into any agreements with, or submit to any requests by, the relevant Government Antitrust Entity with respect to, any assets, categories of assets or businesses or other segments of the Company or Parent or any of their respective Subsidiaries if such action would, after taking into account the expected proceeds of such sale or other disposition, reasonably be expected to have a material adverse effect on the financial condition, properties, business or results of operations of Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, after the Merger; and (iii) the use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph, subject to the proviso contained therein) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

6.6. Access to Information.

(a) Upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) afford the Representatives of the other party reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, records and personnel and, during such period, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by any party hereto. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by such party. All such information shall be governed by the terms of the Confidentiality Agreement.

(b) Nothing in this Agreement shall require any party hereto to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in (i) the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) any violation of laws relating to the sharing of information between competitors, it being understood that the parties will provide extracts, or summaries, or aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure or (iii) waiver of a privilege.

6.7. Intentionally Omitted.

6.8. Affiliates. Prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Company Stockholders Meeting, “affiliates” of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Company Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise reasonable best efforts to deliver or cause to be delivered to Parent, prior to the date of the Company Stockholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit B.

6.9. Stock Exchange Listing and De-listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market subject to official notice of issuance, prior to the Closing Date. The Surviving Entity shall use its reasonable best efforts to cause the Shares to be de-listed from the Nasdaq National Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.10. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of the Nasdaq National Market or by the request of any Government Antitrust Entity. Notwithstanding anything to the contrary contained in this Section 6.10, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

6.11. Employee Benefits/Labor Matters.

(a) For the period beginning at the Effective Time and ending on December 31 of the calendar year in which the Effective Time occurs, Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, offer employee compensation and benefit plans to Continuing Employees (as defined below) that are no less favorable in the aggregate than those offered under the Company Compensation and Benefit Plans as of the date of this Agreement. Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, take such actions as are necessary to grant those employees who are, as of the Effective Time, employed by the Company or any of its Subsidiaries and are not included in a unit of employees covered by a collective bargaining agreement (“Continuing Employees”) credit for Past Service (as defined below) for purposes of initial eligibility to participate, vesting and benefit accrual under, any employee benefit plans maintained by Parent, the Surviving Entity or any Subsidiary of Parent or the Surviving Entity in which they are eligible to participate. “Past Service” means a Continuing Employee’s service with the Company or any Subsidiary of the Company to the same extent recognized by the Company and any of its Subsidiaries. Parent shall, or shall cause the Surviving Entity and its Subsidiaries to, take such actions as are necessary to give Continuing Employees credit for their Past Service for purposes of determining the amounts of sick pay, holiday pay and vacation pay they are eligible to receive under any sick pay, holiday pay and vacation pay policies and programs maintained by Parent, the Surviving Entity or any Subsidiary of the Surviving Entity in which they are eligible to participate. With respect to each Continuing Employee who is an active participant in a group health plan (as defined in Section 5000(b) of the Code) (a “Company Health Plan”) immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, take such actions as are necessary to ensure that the group health plan (other than a flexible spending account arrangement) maintained by Parent, the Surviving Entity or one of its Subsidiaries in which such Continuing Employee is eligible to participate during the calendar year in which the Effective Time occurs (the “Current Year”) shall (i) waive any preexisting condition restrictions and waiting period requirements to the extent that such preexisting condition restrictions and waiting period requirements were waived or satisfied under the applicable Company Health Plan in which such Continuing Employee participated immediately prior to the Effective Time; and (ii) provide credit, for the Current Year, for any copayments or deductible payments made by the Continuing Employee and out of pocket expenditures incurred by the Continuing Employee under the applicable Company Health Plan for the Current Year.

(b) Parent acknowledges that by operation of Law the Surviving Entity and its Subsidiaries shall continue to be obligated to comply with the terms of any Company Compensation and Benefit Plans that are maintained by the Company and any of its Subsidiaries immediately prior to the Effective Time; provided, however, nothing herein shall restrict Parent’s or the Surviving Entity’s or its Subsidiaries’ ability to amend or terminate such Company Compensation and Benefit Plans in accordance with their terms.

(c) Parent acknowledges that by operation of Law the Surviving Entity and its Subsidiaries shall continue to be obligated to comply with the terms of the agreements listed on Section 6.11(c) of the Company Disclosure Letter (the “CIC Agreements”). Parent acknowledges that the consummation of the Merger contemplated by this Agreement will constitute a “Change of Control” within the meaning of each of the CIC Agreements. If upon termination of employment an employee of the Company is determined to be a “key employee” within the meaning of Section 409A of the Code and that, as a result of such determination, any portion of severance due under the applicable CIC Agreement would be subject to additional taxation, Parent will delay paying such portion of the severance until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months); provided, however, that if any such delay in payment of all or a portion of the severance is required to ensure that any additional tax is not applied under Section 409A of the Code, upon the key employee’s termination of employment Parent shall immediately cause the unpaid severance amount to be set aside in a “rabbi trust” meeting the requirements of Rev. Proc. 92-64 with Wachovia Bank, N.A., or the then current trustee of the trust used to fund the Company’s Nonqualified Deferred Compensation Plan and Supplemental Executive Retirement Plan, as trustee of such rabbi trust.

(d) Parent acknowledges that by operation of Law after the Effective Time the Subsidiaries of the Company that are parties to collective bargaining agreements shall continue to be obligated to comply with the terms of such collective bargaining agreements.

6.12. Letter of the Company’s Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to Parent and Sub two letters from Deloitte & Touche LLP, the Company’s independent public accountants, one dated a date within two business days before the date on which any post-effective amendment to the S-4 shall become effective and one dated two business days before the Effective Time, each addressed to Parent and Sub and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

6.13. Letter of Parent’s Accountants. Parent shall use commercially reasonable efforts to cause to be delivered to the Company two letters from KPMG LLP, Parent’s independent public accountants, one dated a date within two business days before the date on which any post-effective amendment to the S-4 shall become effective and one dated two business days before the Effective Time, each addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

6.14. Appointment of Additional Director. The Parent Board shall take action prior to the Effective Time to cause the number of directors comprising the full Parent Board immediately following the Effective Time to be increased by one person, and cause a member of the Company Board selected by Parent from among the members of the Company Board who are willing to serve to be elected to the Parent Board to hold office from the period commencing one business day after the Effective Time until his successor is duly elected or appointed and qualified in the manner provided in the certificate of incorporation of Parent or as otherwise provided by Law.

6.15. Expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus and the Proxy Statement/Prospectus Supplement shall be shared equally by Parent and the Company.

6.16. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer, employee of the Company or any of Subsidiary of the Company, including the transactions contemplated by this Agreement or serve as a fiduciary under, or with respect to, any employee benefit plan (within the meaning of Section 3(3) of ERISA) at any time maintained by or contributed to by the Company or any of its Subsidiaries.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.16, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Entity shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request of reimbursement of documented expenses reasonably incurred, (ii) Parent shall cooperate with the defense of such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent and the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If such indemnity is not available with respect to any Indemnified Party, then the Surviving Entity and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c) Subject to the last sentence of this Section 6.16(c), for six years after the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s D&O Insurance policy on terms with respect to such coverage and amount no less favorable than those of the D&O Insurance policy of the Company in effect on the date of this Agreement; provided, however, that in no event will Parent be required to pay aggregate annual premiums for insurance under this Section 6.16(c) in excess of three times the most recent aggregate annual premium paid by the Company for such purpose (which annual aggregate premium the Company represents and warrants to be approximately $750,000 in the aggregate) (the “Current Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to obtain a D&O Insurance policy with the best coverage available, in the reasonable judgment of the Parent Board, for a cost up to but not exceeding 300% of the Current Premium. In addition, for six years after the Effective Time, Parent shall maintain in effect fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any employee benefit plans described in Section 6.16 of the Company Disclosure Letter with coverages and in amounts no less favorable than those of the policies of the Company in effect on the date of this Agreement. The provisions of this Section 6.16(c) shall be deemed to have been satisfied if Parent, with the cooperation of the Company, obtains prepaid policies prior to the Closing for purposes of this Section 6.16(c), which policies are provided by an insurer with a claims paying rate no lower than the rating of the provider of the Company’s current D&O Insurance policy and provide such directors and officers with coverage no less advantageous to the insured for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby).

(d) If Parent or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of such party’s properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the

Surviving Entity, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.16.

(e) The provisions of this Section 6.16 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and are in addition to, and not in substitution for, any other rights to indemnification that any such person may have by contract or otherwise. If any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, Parent and the Surviving Entity shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action including, without limitation, reasonable attorneys’ fees and costs.

6.17. Other Actions by the Company and Parent.

(a) Rights. Prior to the Effective Time, the Company Board shall take all necessary action to terminate all of the outstanding Rights, effective immediately prior to the Effective Time.

(b) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(c) Section 16 Matters. The Company Board and Parent Board shall, prior to the Effective Time, take all such actions as may be reasonably necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Shares into Parent Common Stock and (ii) the acquisition of Parent Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the Company Board shall adopt resolutions that specify (A) the name of each individual whose disposition of Shares (including Company Options and other derivative securities with respect to Shares) is to be exempted, (B) the number of Shares (including Company Options and other derivative securities with respect to Shares) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the Parent Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Parent Common Stock is to be exempted, (B) the number of Shares that may be converted into Parent Common Stock acquired by each such individual in the Merger and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. The parties hereby agree, which shall also be set forth in the foregoing resolutions, that all of the securities, including any options and derivative securities, referred to above serve a compensation related function. Parent and the Company shall provide to counsel of the other party for its review copies of such resolutions to be adopted by the Company Board and the Parent Board prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for the Parent Board to set forth the information required in the resolutions of the Parent Board.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Nasdaq National Market Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

(c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

(d) S-4. The post-effective amendment to the S-4 Registration Statement, if any, shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement or any post-effective amendment thereto shall have been issued by the SEC and remain in effect.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Absence of a Company Material Adverse Effect. Except (x) as disclosed in Company Reports filed with the SEC prior to May 1, 2005, (y) as contemplated by this Agreement (including the Company Disclosure Letter), or (z) as a consequence of acts or omissions of the Company and its subsidiaries taken with the knowledge of Parent (and without its written objection) and intended to benefit Parent and its subsidiaries after the Merger, since April 2, 2005 there has not been any change in the financial condition, properties, business or results of operations of the Company and its subsidiaries or any development or combination of developments of which management of the Company has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Absence of a Parent Material Adverse Effect. Except (x) as disclosed in Parent Reports filed with the SEC prior to May 1, 2005 or (y) as contemplated by this Agreement (including the Parent Disclosure Letter), since March 31, 2005 there has not been any change in the financial condition, properties, business or results of operations of Parent and its subsidiaries or any development or combination of developments of which management of Parent has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company:

(a) if the Merger shall not have been consummated by December 31, 2005 whether such date is before or after the date of approval by the stockholders of the Company (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated by the Termination Date.

(b) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any reconvened meeting following an adjournment or postponement thereof.

(c) if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company).

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained, by action of the Company Board:

(a) if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, (ii) Parent does not make, within the time period specified in the last paragraph of Section 6.2(b), an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iii) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5.

(b) if there has been any change in the financial condition, properties, business or results of operations of Parent and its subsidiaries or any development or combination of developments of which management of Parent has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect such that Section 7.3(a) is incapable of being satisfied.

(c) if there has been a breach of any covenant or agreement made by Parent or Merger Sub in this Agreement such that Section 7.3(b) would not be satisfied and such breach is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the Company to Parent.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Parent Board:

(a) within 20 business days following the date on which the Company Board shall have effected a Change in Company Recommendation.

(b) if there has been any change in the financial condition, properties, business or results of operations of the Company and its subsidiaries or any development or combination of developments of which management of the Company has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect such that Section 7.2(a) is incapable of being satisfied.

(c) if there has been a breach of any covenant or agreement made by the Company in this Agreement such that Section 7.2(b) would not be satisfied and such breach is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by Parent to the Company.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

(b) The Company agrees to pay Parent a fee in immediately available funds (in recognition of the fees and expenses incurred to date by Parent in connection with the matters contemplated hereby) of $26,000,000 (the “Termination Fee”) if this Agreement is terminated:

(i) (A) by Parent or the Company as permitted by Section 8.2(b), (B) after the date of this Agreement and prior to the Company Stockholders Meeting, a third party has made a bona fide written Acquisition Proposal that has been publicly disclosed and not publicly withdrawn prior to the Company Stockholders Meeting and (C) within nine months of such termination the Company or any of its Subsidiaries shall have entered into any acquisition agreement or consummated any Acquisition Proposal (for purposes of the foregoing clause the term “Acquisition Proposal” has the meaning assigned to such term in Section 6.2(d) except that the references to “20%” in the definition are deemed to be references to “50%”);

(ii) by the Company pursuant to Section 8.3(a); or

(iii) by Parent pursuant to Section 8.4(a).

The Termination Fee shall be paid promptly by the Company, but in no event later than: (x) two business days after the first to occur of the execution of an acquisition agreement or the consummation of the Acquisition Proposal, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two business days after termination of this Agreement in the case of clause (iii) above. The Company’s payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the breach of any covenant or agreement giving rise to such payment. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV (Effect of the Merger on the Capital Stock and Membership Interests of the Constituent Entities; Exchange of Certificates), Sections 6.11 (Employee Benefits/Labor Matters), 6.14 (Appointment of Additional Director), 6.16 (Indemnification; Directors’ and Officers’ Insurance) and 6.17(c) (Section 16 Matters) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.15 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the Board of Directors of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF

DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to the Company:

USF Corporation

8550 W. Bryn Mawr Avenue

Suite 700

Chicago, Illinois 60631

Attention: Richard C. Pagano, Esq.

Fax: (773) 824-2227

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Joseph B. Frumkin, Esq.

Fax: (212) 558-3588

if to Parent or Merger Sub:

Yellow Roadway Corporation

10990 Roe Avenue

Overland Park, Kansas 66211

Attention: Daniel J. Churay, Esq.

Fax: (913) 696-6116

with a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 1500

Houston, Texas 77010-3095

Attention: Charles L. Strauss, Esq.

Fax: (713) 651-5246

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7. Entire Agreement; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER

REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except as provided in Article IV (Effect of the Merger on the Capital Stock and Membership Interests of the Constituent Entities; Exchange of Certificates), Sections 6.11 (Employee Benefits/Labor Matters) and 6.16 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto further agree that the rights of third party beneficiaries under Article IV, Sections 6.11 and 6.16 shall not arise unless and until the Effective Time occurs.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The parties agree that any action that may be taken by the Parent Board or the Company Board may, to the extent permitted by applicable Law and except with respect to the actions described in Sections 5.1(c)(ii) and 5.2(d)(ii) hereof, instead be taken by a duly authorized committee of the Parent Board or the Company Board, as the case may be, and any such action shall be deemed for purposes of this Agreement the action of the full Parent Board or the full Company Board, respectively.

9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

9.13. Knowledge. As used in this Agreement, (a) “to the Knowledge of the Company” or any similar reference means to the actual knowledge of the individuals listed on Section 9.13(a) of the Company Disclosure Letter, and (b) “to the Knowledge of Parent” or any similar reference means to the actual knowledge of the individuals listed on Section 9.13(b) of the Parent Disclosure Letter.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above and as of the Amendment Date.

YELLOW ROADWAY CORPORATION

By:	/s/ William D. Zollars
	Name:	William D. Zollars
	Title:	Chairman of the Board, President and Chief Executive Officer

YANKEE II LLC

By:	/s/ Daniel J. Churay
	Name:	Daniel J. Churay
	Title:	Vice President and Secretary

USF CORPORATION

By:	/s/ Thomas E. Bergmann
	Name:	Thomas E. Bergmann
	Title:	Interim Chief Executive Officer

EXHIBIT A-1

(Directors of the Surviving Entity from and after the Effective Time)

Todd Hacker

Terry Gerrond

Bhadresh Sutaria

EXHIBIT A-2

(Officers of Surviving Entity from and after the Effective Time)

Thomas E. Bergmann	Interim Chief Executive Officer and Chief Financial Officer
Todd Hacker	Sr. Vice President and Treasurer
Terry Gerrond	Sr. Vice President, Tax
G. David Gerrard	Sr. Vice President, Purchasing
Richard C. Pagano	Sr. Vice President, General Counsel & Secretary
Gary Beggs	Sr. Vice President, Business Processes
David A. Kramer	Sr. Vice President, Sales
Brenda Landry	Vice President and Assistant Secretary
James T. Castro	Vice President, Controller
Chester J. Popkowski	Vice President, Finance & Internal Audit
Thomas W. Clarke	Vice President, Risk Management
Stephen G. Dill	Vice President, Taxes
Patrick M. Malone	Vice President, Sales & Marketing

EXHIBIT B

(Affiliates Letter)

[•], 2005

Ladies and Gentlemen:

I have been advised that I may be deemed to [be][have been] an “affiliate” of USF Corporation, a Delaware corporation (the “Company”), as of the time of the special meeting of stockholders of the Company in connection with the Merger (as defined below), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of February 27, 2005 and amended as of May 1, 2005 (the “Merger Agreement”), by and among the Company, Yellow Roadway Corporation, a Delaware corporation (“Parent”), and Yankee II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company, in consideration of cash and shares of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”), with the Company as the surviving entity (the “Merger”).

I hereby represent, warrant, and covenant to Parent and Merger Sub that in the event I receive any shares of Parent Common Stock as a result of the Merger (such shares, “Affiliate Shares”):

A. I shall not make any sale, transfer or other disposition of any Affiliate Shares in violation of the Securities Act.

B. I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Affiliate Shares, to the extent I felt necessary, with my counsel or counsel for Parent and Merger Sub.

C. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been or will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company, and the distribution by me of any Affiliate Shares will not be registered under the Securities Act, and that I may not sell, transfer, or otherwise dispose of any Affiliate Shares, unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act or (iv) pursuant to a “no action” letter or interpretive letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

D. I understand that Parent is under no obligation to register under the Securities Act the sale, transfer, or other disposition by me or on my behalf of any Affiliate Shares or to take any other action necessary in order to make an exemption from such registration available; provided, however, that Parent agrees that it shall meet the requirements of Rule 144(c) under the Securities Act.

E. I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to my Affiliate Shares and that there will be placed on the certificates for any Affiliate Shares, or any substitutions therefore, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated as of [•], 2005, between the registered holder hereof and the issuer of this certificate, a copy of which agreement will be mailed to the holder hereof without charge within five days after receipt of written request therefore.”

F. I also understand that unless the transfer by me of my Affiliate Shares has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares may not be sold, pledged, or otherwise transferred except (i) pursuant to an effective registration statement or (ii) in accordance with an exemption from the registration requirements of the Securities Act of 1933, as amended.”

G. Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter; provided, however, that notwithstanding this paragraph G, I agree that I am bound by the terms of this letter and that this paragraph G shall not prohibit the Company from enforcing the terms of this letter against me.

It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by the delivery of substitute certificates without such legend if, with respect to any Affiliate Shares, (1) I shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, (2) one year shall have elapsed from the date I received such Affiliate Shares and the provisions of Rule 145(d)(2) are then available to me or (iii) two years shall have elapsed from the date I received such Affiliate Shares and the provisions of Rule 145(d)(3) are then available to me.

Parent agrees that it will (a) supply me with any information necessary to enable me to make routine sales of any Affiliate Shares as may be permitted, by and in accordance with, the provisions of Rule 144 under the Securities Act or any similar rule or regulation of the Commission hereafter applicable, and (b) promptly furnish to me, upon my written request, a written statement representing that, as of the date of such written statement, it has complied with the reporting requirements enumerated in Rule 144(c) under the Securities Act.

This letter constitutes the complete understanding between Parent and me concerning the subject matter hereof. This letter shall be governed by and construed in accordance with the laws of the State of Delaware.

Very truly yours,

By:
Name:

Agreed and accepted this [•] day of [•], 2005

YELLOW ROADWAY CORPORATION

By
Name:
Title:

YANKEE II LLC

By
Name:
Title: